Exhibit 99.1

Agenus Commences Phase 1 Clinical Trial of its CTLA-4 Checkpoint Antibody to Treat Solid Tumors

LEXINGTON, Mass.--(BUSINESS WIRE)--April 27, 2016--Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company developing checkpoint antibodies and cancer vaccines, today announced that the first patient has been dosed in the company’s Phase 1 clinical trial of AGEN1884, an anti-CTLA-4 checkpoint (CPM) antibody. The open-label, multicenter trial in patients with advanced or refractory cancer is designed to evaluate the safety of AGEN1884 and determine the estimated maximum tolerated dose.

“Advancing AGEN1884 into the clinic is an important milestone for Agenus,” said Garo Armen, PhD, Chairman and CEO of Agenus. “Since the acquisition of 4-Antibody two years ago, we have completed additional strategic acquisitions and formed new collaborations considerably strengthening our antibody research and development capabilities.”

AGEN1884 is an anti-CTLA-4 (cytotoxic T-lymphocyte antigen-4) checkpoint antibody that enables the immune system to find and destroy cancer cells. It is the first of a series of CPMs, discovered using Agenus’ proprietary platform, to enter clinical development. Anti-CTLA-4 antibodies have been highly efficacious in treating cancer and curative in some patients for whom standard of care has proven unsuccessful. Recent clinical data also suggests that anti-CTLA-4 antibodies are emerging as a central component of combination immunotherapeutic regimens for fighting cancer.

Agenus has in-house technologies for rapid discovery and development of CPMs using its integrated mammalian, yeast and phage display platforms. The company also possesses the capability to generate optimal cell lines and manufacture GMP grade antibodies and vaccines.

“We expect additional checkpoint antibodies from our portfolio to commence clinical trials during the course of this year. We believe our CPMs, vaccines and adjuvants will provide advantages in advancing the fight against cancers. This effort will be particularly enhanced by our ability to combine these agents as required,” said Robert B. Stein, MD, PhD, Agenus’ President, Research & Development.

This Phase 1 clinical trial is taking place at leading centers in the United States, including The Ohio State University Comprehensive Cancer Center and the Comprehensive Cancer Center of Northwestern University. AGEN1884 was developed under a Collaborative Research and Development Agreement between Ludwig Cancer Research, 4-Antibody AG and Recepta Biopharma S.A.

About Checkpoint Antibodies

Promising clinical data from trials employing monoclonal antibodies that bind to checkpoint molecules, such as CTLA-4 and programmed death receptor-1 (PD-1), have generated considerable excitement in the field of cancer immunotherapy. These molecules serve as checks employed by the body to prevent a runaway immune response, which can be debilitating and even deadly. Unfortunately, these necessary mechanisms of control can hinder the anti-cancer immune response. They can be harnessed by cancer cells as a defense against immune attack. Agenus is developing a broad pipeline of antibodies that bind to key checkpoint proteins and activate or block their activities for use in cancer therapy.

About Agenus

Agenus is an immuno-oncology company focused on the discovery and development of revolutionary new treatments that engage the body’s immune system to benefit patients suffering from cancer. By combining multiple powerful platforms, Agenus has established a highly integrated approach to target identification and validation, and for the discovery, development and manufacturing of monoclonal antibodies that modulate targets of interest. The company’s broad portfolio of novel checkpoint modulator and other immuno-modulatory monoclonal antibodies, vaccines and adjuvants work in combination to provide the opportunity to create best-in-class therapeutic regimens. Agenus’ heat shock protein-based vaccine, Prophage™, has successfully completed Phase 2 trials in newly-diagnosed glioblastoma. The company has formed collaborations with Merck and Incyte to discover and develop multiple checkpoint antibodies. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the Company’s plans for future clinical trials. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of Agenus’ Form 10-K filed with the Securities and Exchange Commission on March 15, 2016. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

CONTACT:
Agenus Inc.
Michelle Linn, 781-674-4541
michelle.linn@agenusbio.com
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Media:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com